Exhibit 99.1

Contacts: Greg Anderson, The LGL Group, Inc.      (407) 298-2000
                 Email: ganderson@lglgroup.com

HANS WUNDERL JOINS THE LGL GROUP BOARD OF DIRECTORS,
STEPS DOWN FROM MANAGEMENT ROLE

Orlando, FL, February 4, 2010 –  The LGL Group, Inc. (NYSE Amex: LGL) (the “Company”) announced today that Hans Wunderl, the Company’s Chief Operating Officer, has completed his one-year assignment as COO and will step down from his positions with the Company.  Mr. Wunderl’s COO position was created as an interim management role intended to assist in a broad-based overhaul of the Company, emphasizing efficiencies and customer product improvements across the Company’s global supply chain.  Greg Anderson, the Company’s Chief Executive Officer, will again be the head of operations.

In order to allow Mr. Wunderl to continue to promote stockholder value creation, he has been elected to serve on the Company’s Board of Directors.

Mr. Wunderl, a 26-year industry veteran, became COO in February 2009, after serving the Company as a consultant to help it convert a rightsizing plan based on declining sales volumes into a restructuring plan focused on permanent improvements.  This mission to reposition the Company, help return it to profitability, and drive value creation for stockholders, is still in progress.

Chairman of the Board Marc Gabelli said, “We are glad to welcome Hans to the LGL Board of Directors, and we look forward to his continued support and leadership as a director.”  Mr. Wunderl has held executive positions in operations and sales at several semiconductor manufacturing companies, including BE Semiconductor Industries, Oerlikon Group, and ASM International.  He is a native of the Netherlands and holds M.S. and B.S. degrees in Electrical Engineering from the Technical University of Eindhoven, The Netherlands.

CEO Greg Anderson said, “LGL enters the new year in a strong position to reap the benefits of the restructuring changes made during 2009.”  Mr. Anderson continued, “The Company began fiscal year 2010 with a very strong backlog of new orders and a corporate structure that we believe will sustain an improved bottom line.  The benefits of our efforts to improve LGL’s operational efficiency and supply chain are now being realized.  Management continues to drive forward additional improvements to operational efficiency, while maintaining its focus on LGL’s ability to best service our core customers.”

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly owned subsidiary MtronPTI, manufactures and markets highly engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in infrastructure equipment for the telecommunications and network equipment industries.  They are also used in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems. The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India.  MtronPTI also has a sales office in Hong Kong, China.

For more information on the Company and its products and services, contact R. LaDuane Clifton, Corporate Controller, The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company’s Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in the LGL Group’s filings with the Securities and Exchange Commission.